Exhibit 10.8

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 4th day of January, 2017, by and between BMR-3545-3575 JOHN HOPKINS LP, a Delaware limited partnership (“Landlord,” as successor-in-interest to BMR-John Hopkins Court LLC), and ATYR PHARMA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of December 22, 2011 (as the same may have been amended, supplemented or modified from time to time,  the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 3545-3575 John Hopkins Court in San Diego, California (the “Building”);

B.WHEREAS, Landlord and Tenant desire to extend the Term;

C.WHEREAS, Landlord desires to grant Tenant an option to expand into additional premises at the Building; and

D.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.Extension Term.  The Term is hereby extended by twenty-four (24) months and the Term Expiration Date is hereby amended to be May 15, 2019.  The period of time from May 16, 2017 through the new Term Expiration Date is referred to herein as the “Extension Term.”

3.Base Rent.  Tenant shall pay Base Rent to Landlord during the Extension Term in accordance with the provisions of the Lease.  Commencing as of the first day of the Extension Term, Base Rent for the Premises shall be as set forth in the chart below:

BioMed Realty form dated 3/27/15

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
May 16, 2017 – May 15, 2018	17,083	$3.70 monthly	$63,207.10	$758,485.20
May 16, 2018 – May 15, 2019	17,083	$3.81 monthly	$65,086.23	$781,034.76

4.Additional Rent.  During the Extension Term, in addition to Base Rent, Tenant shall continue to pay to Landlord as Additional Rent at times specified in the Lease (a) Tenant’s Share of Operating Expenses, (b) the Property Management Fee and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of the Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

5.Condition of Premises.  Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Lease.

6.Expansion Option.

6.1.Subject to the conditions set forth in this Article, and subject to any other parties’ pre-existing rights with respect to the Expansion Space (as defined below), Tenant shall have the right, but not the obligation, to expand the Premises (the “Expansion Option”) to include approximately seven thousand four hundred eleven (7,411) square feet of Rentable Area on the first (1st) floor of the Building as more particularly shown on the floor plan attached hereto as Exhibit A (the “Expansion Space”).

6.2.Tenant may exercise the Expansion Option by providing Landlord, no later than March 31, 2017 (the “Expansion Notice Deadline”), with written notice that Tenant has elected to exercise the Expansion Option.  Within ten (10) days after exercising the Expansion Option, Tenant and Landlord shall enter into a written amendment to the Lease (the “Expansion Amendment”), which amendment shall provide, unless otherwise agreed in writing, (a) that, subject to Section 6.5 below, the commencement date of the Expansion Space shall be the later of (i) July 1, 2017 and (ii) the day after the date that Regulus (as defined below) surrenders the Expansion Space to Landlord in accordance with the terms of Regulus’ lease with Landlord, (b) that the Premises shall be increased to include the square feet of Rentable Area of the Expansion Space, (c) the new Base Rent, which Expansion Space Base Rent shall be at the then-current base rental rate per square foot of Rentable Area for the Premises under the Lease (and shall be escalated at the same rate and at the same time as the base rental rate escalations for the Premises), (d) Tenant’s new Pro Rata Share of Operating Expenses based upon the addition of the Expansion Space to the Premises, and (e) the proportionate increase to the Security Deposit such that the Security Deposit is an amount equal to one (1) month of Base Rent for the entire Premises (i.e., the Premises plus the Expansion Space) (which increase shall be payable to Landlord upon execution of the Expansion Amendment).  In all other respects, this Lease shall remain in full force and effect, and shall (except with regard to (y) any obligation of Landlord in connection with the Tenant Improvements and the TI Allowance and (z) the first (1st) sentence of Article 5 of the Lease) apply to the Expansion Space.  Time shall be of the essence as to Tenant’s exercise of the Expansion Option.  Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Expansion Option.  Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Expansion Option after the Expansion Notice Deadline.

6.3.Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the Expansion Option during such period of time that Tenant is in default under any provision of the Lease.  Any attempted exercise of the Expansion Option during a period of time in which Tenant is so in default shall be void and of no effect.  In addition, Tenant shall not be entitled to exercise the Expansion Option if Landlord has given Tenant two (2) or more notices of default under the Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the Expansion Option.

6.4.Notwithstanding anything in this Lease to the contrary, the Expansion Option shall expire on March 31, 2017.

6.5.Tenant acknowledges that the Expansion Space is currently leased to Regulus Therapeutics Inc. (“Regulus”) and that Regulus’ lease with Landlord for the Expansion Space is currently scheduled to expire on June 30, 2017.  Tenant agrees that any Expansion Amendment will provide that in the event of Regulus’ failure to surrender the Expansion Space in accordance with the terms of its lease with Landlord for any reason, then (a) such Expansion Amendment shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (c) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Share of Operating Expenses (as defined below), in each case with respect to the Expansion Space only, until the actual commencement date of the Expansion Space occurs.

7.New Lease.  If Tenant requires additional space for its operations, and either (a)  Landlord cannot accommodate such additional space within the Project or (b) Landlord can accommodate such additional space within the Project, but Landlord and Tenant are unable to mutually agree upon acceptable terms for such additional space within the Project, and if Landlord (or an affiliate of Landlord) and Tenant are able to negotiate mutually acceptable terms for the lease of additional space (which shall not be less than thirty thousand (30,000) square feet of Rentable Area for a term of not less than five (5) years; and provided that the rental rate for such additional space shall equal FMV (provided that if such space is not in the Torrey Pines submarket, then the applicable submarket shall be used in connection with the determination of FMV) for such space) at a property owned by Landlord (or an affiliate of Landlord) (the “New Lease”), then upon the full execution of such New Lease, Tenant shall have the unilateral right to terminate the Lease without penalty or termination fee.  Such right shall be exercised by Tenant’s delivery to Landlord of written notice of termination not later than thirty (30) days after full execution and delivery of the New Lease and such notice shall specify the effective date of such termination.  Neither party shall have any obligation to enter into or negotiate for the New Lease.

8.Notice of Third Party Agreement.  In the event Tenant (or any affiliate of Tenant) intends to enter into any lease agreement (including a letter of  intent) with any entity not affiliated with Landlord (an “Unaffiliated Entity”) for space in the San Diego area in excess of one thousand (1,000) square feet, then at least thirty (30) days prior to Tenant’s (or Tenant’s affiliate’s, as applicable) execution of any such agreement, Tenant shall provide written notice thereof to Landlord. In addition, neither Tenant nor any affiliate of Tenant shall enter into any such lease agreement (including a letter of intent) with an Unaffiliated Entity unless Tenant has provided such prior notice to Landlord and Landlord has had the opportunity, if Landlord so elects (but without any obligation to do so), to present to Tenant (or Tenant’s affiliate, as applicable) a proposal to lease alternative premises which satisfies in part or in its entirety the premises being sought by Tenant or Tenant’s affiliate (“Alternative Premises”) on market terms at the Project or, if Landlord so elects (but without any obligation to do so), at another property in the San Diego area owned or controlled by an affiliate of Landlord.  Tenant (on behalf of itself and any such affiliate) agrees to consider any Alternative Premises proposed by Landlord or an affiliate of Landlord; provided, however, that the final decision regarding the leasing of any such additional space from Landlord, any affiliate of Landlord or an Unaffiliated Entity shall be made by Tenant (or Tenant’s affiliate, as applicable) in its good faith, but sole discretion.  For purposes of clarity, Landlord shall have no obligation to propose terms for, enter into or negotiate for a lease of Alternative Premises.

9.Hazardous Materials.  The first instance of Section 21.1(a) of the Lease is hereby modified by inserting the word “not” after “Premises” and before “caused.”

10.Alterations.  Pursuant to that certain letter dated December 20, 2016, a copy of which is attached hereto as Exhibit B (the “Alterations Approval Letter”), Landlord requires that, prior to the expiration or earlier termination of the Lease, certain alterations and improvements (the “2016 Alterations”) will need to be removed and the Premises restored.  However, in the event that the Term of the Lease is extended to or beyond May 15, 2022 by a fully executed written amendment to the Lease, then notwithstanding such removal provision in the Alterations Approval Letter, Tenant shall not be required to remove the 2016 Alterations upon the expiration or earlier termination of the Lease; provided, however, that neither Landlord nor Tenant has any obligation to agree to or negotiate for any such extension.

11.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Hughes Marino (“Tenant Broker”) and Jones Lang LaSalle (“Landlord Broker,” and together with Tenant Broker, “Brokers”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Brokers, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.  Brokers are entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay (a) Tenant Broker’s portion of such commission to Tenant Broker pursuant to a separate agreement between Landlord and Tenant Broker and (b) Landlord Broker’s portion of such commission to Landlord Broker pursuant to a separate agreement between Landlord and Landlord Broker.

12.No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

13.Notices.  Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

aTyr Pharma, Inc.

3545 John Hopkins Court

San Diego, California 92121

Attn: Vice President, Finance.

14.Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

15.Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

16.Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

17.Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment on behalf of Tenant have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.  Landlord guarantees, warrants and represents that the individual or individuals signing this Amendment on behalf of Landlord have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

18.Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-3545-3575 JOHN HOPKINS LP,

a Delaware limited partnership

By:/s/ Marie Lewis

Name:Marie Lewis

Title:Vice President, Legal

TENANT:

ATYR PHARMA, INC.,

a Delaware corporation

By:/s/ Nancy Denyes Krueger

Name:  Nancy Denyes Krueger

Title:  Vice President, Legal Affairs

EXHIBIT A

EXPANSION SPACE

[See attached]

EXHIBIT B

ALTERATIONS APPROVAL LETTER

[See attached]

BMR-3545-3575 John Hopkins LP

17190 Bernardo Center Drive • San Diego, California 92 128

Phone: (858) 485-9840  • Facsimile: (858)485-98•13

VIA FEDERAL EXPRESS

December 20, 2016

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite 250

San Diego, Ca 92121

Attn:  Vice President, Operations

Re;Approval of Alterations at 3545 John Hopkins Court, San Diego, CA  92121

To Whom It May Concern:

aTyr Pharma, Inc. a Delaware corporation (“aTyr Pharma, Inc.”) has requested approval of the following: (a) Back’s Construction Inc., Proposal Number 2299, dated December 7, 2016 and (b) Floor Plan of Suite 250 indicating the removal of two (2) partition walls, relocating a door and extending the vacuum lines from the existing west lab into the two newly enlarged rooms within the vivarium (the “Documents”).

Pursuant to Section 17 of the Lease dated December 22, 2011 (the “Lease”), between BMR-3545-3575 John Hopkins LP a Delaware limited partnership (“BMR”), and aTyr Pharma, Inc., this letter constitutes Landlord’s written approval of the Documents.

aTyr Pharma, Inc., hereby confirms that, prior to the expiration or earlier termination of the Lease, the new alterations or improvements would need to be removed and the premises restored.

Review or approval of the Documents by BMR shall not relieve aTyr Pharma, Inc. of its responsibilities under the Lease, or be deemed to be an approval by BMR of any deviation from, or waiver by BMR of aTyr Pharma, Inc’s failure to comply with (a) any provision or requirement of the Lease, unless such deviation or failure has been conspicuously, specifically and clearly identified as such (with a reasonably descriptive explanation of the nature of such deviation or failure) in writing in the Documents or (b) applicable laws or permits.

If you have any questions, please do not hesitate to contact Shelby Dolan at 858.207.5943.

Sincerely,

/s/ Marie Lewis

Marie Lewis

Vice President, Legal

cc:Kevin Tremblay

John Bonnano

Shelby Dolan